INVESTMENT ADVISORY AGREEMENT

                                [BALANCED FUND]

        AGREEMENT made as of September 15, 1992 between COREFUNDS, INC., a Maryland corporation (hereinafter the "Fund"), and CORESTATES INVESTMENT ADVISERS, INC., a Pennsylvania corporation (hereinafter the "Investment Adviser").

        WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

        WHEREAS, the Fund is authorized to issue shares of Common Stock in separate series representing shares in a separate portfolio of securities and other assets; and

        WHEREAS, the Fund desires to retain the Investment Adviser to furnish investment advisory services to the Fund and certain of its portfolios, and the Investment Adviser is willing to so furnish such services;

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

        1. Appointment. The Fund hereby appoints the Investment Adviser to act
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as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

        2. Delivery of Documents. The Fund has furnished the Investment Adviser
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with copies properly certified or authenticated of each of the following:

        (a) the Fund's Articles of Incorporation, as filed with the Secretary of State of Maryland on September 11, 1984, and all amendments thereto (such Articles, as presently in effect and as they shall from time to time be amended or supplemented, are herein called the "Articles of Incorporation");

        (b) the Fund's By-Laws and amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

        (c) resolutions of the Fund's Board of Directors authorizing the appointment of the Investment Adviser and approving this Agreement;

        (d) the Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on September 11, 1984 and all amendments thereto;

        (e) the Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended ("1933 Act") (File No. 2-93214) and under the 1940 Act as filed with the Securities and Exchange Commission and all amendments thereto; and

        (f) the Fund's most recent Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus").

        The Fund will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing.

        3. Management. Subject to the supervision of the Fund's Board of
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Directors, the Investment Adviser will provide a continuous investment program for certain portfolios of the Fund, including investment guidelines and management with respect to all securities and investments and cash equivalents held by the Balanced Fund and such other portfolios (hereinafter collectively, the "Portfolios") offered by the Fund and identified by the Fund as appropriate. The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained, or sold by the Fund. The Investment Adviser will provide the services under this Agreement in accordance with the Fund's investment objective, policies, and restrictions as stated in the Prospectus and resolutions of the Fund's Board of Directors.

        The Investment Adviser further agrees that it:

        (a) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission and will in addition conduct its activities under this Agreement in accordance with any regulations of the Comptroller of the Currency pertaining to the investment advisory activities of national banks;

        (b) will not make loans to any person to purchase or carry the Fund shares or make loans to the Fund;

        (c) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the primary consideration of the Investment Adviser will be the prompt execution of orders in an effective manner at the most favorable price. Subject to this consideration, brokers or dealers who provide supplemental research to the Investment Adviser may receive orders for transactions with the Fund. In no instance will portfolio securities be purchased from or sold to Fairfield Group, Inc., CoreStates Financial Corp, or any affiliated person of either the Fund, Fairfield Group, Inc., or CoreStates Financial Corp;

        (d) will maintain all books and records with respect to the Fund's portfolio securities transactions and will furnish the Fund's Board of Directors such periodic and special reports as the Board may request;

        (e) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

        (f) will provide to the Fund and the Fund's other service providers, at such intervals as may be reasonably requested by the Fund, information relating to (i) the performance of services by the Investment Adviser hereunder, and
(ii) market quotations of portfolio securities held by the Fund;

        (g) will direct and use its best efforts to cause the broker or dealer involved in any portfolio transaction with the Fund to send a written confirmation of such transaction to the Fund's Custodian and Transfer Agent; and

        (h) will not purchase shares of the Fund for itself or for accounts with respect to which it is exercising sole investment discretion in connection with such transactions.

        4. Services Not Exclusive. The investment management services furnished
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by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

        5. Books and Records. In compliance with the requirements of Rule 31a-3
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under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

        6. Expenses. During the term of this Agreement, the Investment Adviser
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will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund and the cost of obtaining market quotations of portfolio securities held by the Fund.

        7. Compensation. For the services provided and the expenses assumed
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pursuant to this Agreement, effective as of the date of this Agreement, the Fund will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee, computed daily and paid monthly, at an annual rate
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of .70% of the Portfolios' average daily net assets; provided, however, that if
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the total expenses borne by the Fund in any fiscal year of the Fund exceed any expense limitations imposed by applicable state securities laws or regulations, the Investment Adviser will reimburse the Fund for a portion of such excess equal to the amount of such excess times the ratio of the fees otherwise payable to the Investment Adviser hereunder to the aggregate fees otherwise payable to the Investment Adviser hereunder and Fairfield Group, Inc. pursuant to an Administration Agreement between it and the Fund. The Investment Adviser's obligation to reimburse the Fund hereunder is limited in any fiscal year of the Fund to the amount of the Investment Adviser's fee hereunder for such fiscal year; provided, however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Fund for such excess regardless of the fees paid to it to the extent that the securities laws or regulations of any state having jurisdiction over the Fund so require. Any such expense reimbursements will be estimated daily and reconciled and paid on a monthly basis.

        8. Use of Investment Adviser's Name and Logo. The Fund agrees that it
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shall furnish to the Investment Adviser, prior to any use or distribution thereof, copies of all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, advertisements, and other material prepared for distribution to shareholders of the Fund or to the public, which in any way refer to or describe the Investment Adviser or which include any trade names, trademarks, or logos of the Investment Adviser or any affiliate of the Investment Adviser. The Fund further agrees that it shall not use or distribute any such material if the Investment Adviser reasonably objects in writing to such use or distribution within ten business days after the date such material is furnished to the Investment Adviser. The provisions of this section shall survive the termination of this Agreement.

        9. Limitation of Liability. The Investment Adviser shall not be liable
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for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

        10. Duration and Termination. This Agreement will become effective as of
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the date first above written, provided that it shall have been approved by the Fund's shareholders in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until June 23, 1994. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months, each ending on June 23 each year, provided such continuance is specifically approved at least annually (a) by the
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vote of a majority of those members of the Fund's Board of Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Directors or by vote of a majority of the Fund's outstanding voting securities. Notwithstanding the foregoing, this Agreement may be terminated at any time on sixty days' written notice, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Directors or by vote of a majority of the Fund's outstanding voting securities) or by the Investment Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

        11. Name Protection After Termination. In the event this Agreement is
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terminated by either party or upon written notice from the Investment Adviser at any time, the Fund hereby agrees that it will eliminate from its corporate name any references to the name "CoreFunds." The Fund shall have the nonexclusive use of the name "CoreFunds" in whole or in part so long as this Agreement is effective or until such notice is given.

        12. Amendment of this Agreement. No provision of this Agreement may be
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changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the Fund's outstanding voting securities.

        13. Miscellaneous. The captions in this Agreement are included for
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convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                       COREFUNDS, INC.

                                       By /s/ James W. Jennings
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                                          Name:  James W. Jennings
                                          Title: Secretary

                                       CORESTATES INVESTMENT ADVISERS, INC.

                                       By /s/ Richard J. Lindsay
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                                          Name:  Richard J. Lindsay
                                          Title: Managing Director